EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in the Prospectus constituting part of the Amendment No. 2 to Registration Statement on Form S-1 of Advanced Viral Research Corp. of our report dated March 5, 2007, (which report contains an explanatory paragraph relating to certain significant risks and uncertainties which conditions raise substantial doubt about the Company’s ability to continue as a going concern) with respect to the consolidated financial statements of Advanced Viral Research Corp. as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 appearing in such Prospectus. We also consent to the references to us under the heading “Experts” in the Prospectus.

/s/ Rachlin Cohen & Holtz LLP
RACHLIN COHEN & HOLTZ LLP
Independent Registered Public Accounting Firm

Miami, Florida
May 23, 2007